Exhibit 99.1

Press Release	Source: TPL Group

Texas Court Ruling Confirms Strength of Moore Microprocessor Patent(TM) Portfolio
Monday June 18, 9:00 am ET

CUPERTINO, Calif. & CARLSBAD, Calif.--(BUSINESS WIRE)--The TPL Group and Patriot Scientific Corporation (OTCBB:PTSC - News) today applauded the Markman ruling of the US District Court in the Eastern District of Texas, which broadly confirmed the strength of the Moore Microprocessor Patent(TM) (MMP) Portfolio jointly owned by the two companies.

According to Dan Leckrone, Chairman of The TPL Group, "The Texas Court ruling reflects well the skill of the Texas Court in dissecting and dealing with a very complex case over the past 15 months." He noted that while the ruling overwhelmingly confirms MMP Portfolio claims against Matsushita, Panasonic, JVC, Toshiba, and NEC entities, there remains a specific, highly-technical phrase that will require further scrutiny.

Jim Turley, Patriot President and CEO, added, "The court has ruled positively and constructively on important aspects of this case in ways that broadly confirm the strength of the MMP Portfolio by definitively establishing and clarifying the meaning to be assigned to the claims of the MMP Patents. The court's decision clearly demonstrates why 19 prestigious global companies have already purchased MMP Licenses.

A copy of the entire 28-page ruling may be found at both TPL Group and Patriot Scientific websites (www.tplgroup.net/ruling and www.ptsc.com/ruling).

The sweeping scope of products that use MMP technology continues to encourage system manufacturers from around the globe to become MMP Licensees. Since January 2006, HP, Casio, Fujitsu, Sony, Nikon, Seiko Epson, Pentax, Olympus, Kenwood, Agilent, Lexmark, Schneider Electric, NEC Corporation, Funai Electric, SanDisk Sharp Corporation and Nokia have all purchased MMP Portfolio Licenses. The two earliest MMP Licensees were marquee chip makers Intel and AMD. By design, the MMP Licensing Program rewards early movers in specific industry segments by subjecting dilatory, slow-moving licensees in those same segments to progressively higher royalty rates.

About the MMP Portfolio

The Moore Microprocessor Patent Portfolio contains intellectual property that is jointly owned by the publicly-held Patriot Scientific Corporation and the privately-held TPL Group. The portfolio includes seven U.S. patents as well as their European and Japanese counterparts. It is becoming widely recognized that the jointly-owned patents protect fundamental technology used in designing microprocessors, microcontrollers, digital signal processors (DSPs), embedded processors and system-on-chip (SoC) devices. The MMP Portfolio is exclusively managed by Alliacense, a TPL Group Enterprise.

About Patriot Scientific

Founded in 1987, Patriot Scientific (PTSC) develops and licenses microprocessors and related intellectual property that satisfy the demands in fast-growing markets such as wireless devices, smart cards, home appliances and gateways, set-top boxes, entertainment technology, automotive telematics, biomedical devices, and industrial controllers. The company developed the Ignite(TM) processor and jointly holds several fundamental patents covering microprocessor and semiconductor technology. Headquartered in Carlsbad, Calif., information about the company can be found at http://www.ptsc.com.

Copies of Patriot Scientific press releases, current price quotes, stock charts and other valuable information for investors may also be found at http://www.hawkassociates.com in addition to the company's web site.

About TPL/Alliacense

Alliacense is a TPL Group Enterprise executing best-in-class design and implementation of Intellectual Property (IP) licensing programs. As a cadre of IP licensing strategists, technology experts, and experienced business development and management executives, Alliacense focuses on expanding the awareness and value of TPL's IP portfolios. Founded in 1988, The TPL Group has emerged as a global coalition of high technology enterprises involved in the development, management and commercialization of IP assets, as well as the design, manufacture and sales of proprietary products based on these same IP assets. For more information, visit www.alliacense.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Moore Microprocessor Patent (MMP) and Alliacense are trademarks of Technology Properties Limited (TPL). PTSC and Ignite are trademarks of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

Contact:
Mindpik for TPL/Alliacense
Tom Rigoli, 650-969-5986
rigoli@mindpik.com
or
Hawk Associates for Patriot Scientific
Investor Relations:
Ken AuYeung or Frank Hawkins, 305-451-1888
info@hawkassociates.com
or
The Hoffman Agency for Patriot Scientific
Media Relations:
John Radewagen, 408-975-3005
jradewagen@hoffman.com